EXHIBIT 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by ALDA Office Properties, Inc. and the references to the Rosen Consulting Group Market Study prepared for ALDA Office Properties, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Industry Background and Market Opportunity” and “Experts” in the Registration Statement.

Dated:  July 11, 2011

ROSEN CONSULTING GROUP

By	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President